The Dow Chemical Company and Subsidiaries	EXHIBIT 10(b)(iii)

1979 Award and Option Plan Amended

RESOLVED, that Section 12 of The Dow Chemical Company 1979 Award and Option Plan (the “Plan”) be amended by adding thereto the following subsection:

(g)	Notwithstanding any other provision of the Plan to the contrary:

(i)
Deferred Stock:  Upon the occurrence of a Change in Control, an Awardee’s right to receive the number of shares of Deferred Stock credited to the account of the Awardee shall not be forfeitable under any circumstances, including but not limited to those circumstances set forth in subsection 6(e) of the Plan.  The Company shall deliver to the Awardee the shares of Deferred Stock credited to the account of the Awardee on the thirtieth day following the occurrence of a Change in Control unless the Awardee elects prior to the date of delivery of such Deferred Stock to receive a lump sum cash amount in lieu of such Deferred Stock, equal to the number of shares of Deferred Stock credited to the account of the Awardee multiplied by the greater of: (A) the highest price per share paid for the purchase of Common Stock in connection with the Change in Control and (B) the highest closing price per share paid for the purchase of Common Stock on the principal exchange on which the Common Stock is listed, or, if the Common Stock is not listed, on the NASD automatic quotation system, during the 30-day period immediately preceding the Change in Control.  The Compensation Committee shall have no discretion or authority to alter or delay the amount or form of payment of the Awardee’s shares of Deferred Stock, except to accelerate such payment.

(ii)
Dividend Units:  Within 30 days after the occurrence of a Change in Control, the Company shall pay to each Awardee an amount in cash, in a lump sum, equal to the product of (A), (B), (C) and (D), where (A) is equal to the amount of the dividend on a share of Common Stock most recently declared prior to the Change in Control, (B) is equal to the number of Dividend Units granted to an Awardee pursuant to a Dividend Unit agreement, (C) is equal to the number of calendar quarters remaining during the term of the applicable Dividend Unit agreement and (D) is equal to 90 percent.

(iii)
Definition: “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if (A) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d) (2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or (B) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, further, that a change in control shall not be deemed to be a Change in Control for purposes of this Agreement if the Board of Directors has approved such change in control prior to either the occurrence of any of the events described in the foregoing clauses (A) and (B) or the commencement by any person other than the Company of a tender offer for the Common Stock not approved by the Board of Directors prior to such commencement.

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